Exhibit 3.3

GESCHÄFTSORDNUNG FÜR DEN VORSTAND DER VIA OPTRONICS AG	RULES OF PROCEDURE OF THE MANAGEMENT BOARD OF VIA OPTRONICS AG

Aufgrund § 9 Abs. 3 der Satzung der VIA optronics AG („Satzung”) und des Aufsichtsratsbeschlusses vom 25. Juli 2019 wird die folgende Geschäftsordnung für den Vorstand in Kraft gesetzt:

In accordance with Section 9 para. 3 of the articles of association of VIA optronics AG (“Articles of Association”) and by way of a resolution of the Supervisory Board dated 25 July 2019, the following rules of procedure of the Management Board shall apply:

1. Allgemeine Vorschriften	1. General Provisions

1.1              Der Vorstand führt die Geschäfte der VIA optronics AG („Gesellschaft”) unabhängig. Dabei hat er im besten Interesse der Gesellschaft zu handeln. Er entwickelt die strategische Ausrichtung der Gesellschaft in Zusammenarbeit mit dem Aufsichtsrat und diskutiert den aktuellen Stand ihrer Umsetzung in regelmäßigen Abständen mit dem Aufsichtsrat.

1.1           The Management Board shall be responsible for independently managing the business of VIA optronics AG (“Company”). In doing so, it shall be obliged to act in the Company’s best interest. It shall develop the Company’s strategic approach in coordination with the Supervisory Board and regularly discuss the current state of its implementation with the Supervisory Board.

1.2                     Der Vorstand führt die Geschäfte der Gesellschaft in Übereinstimmung mit dem Gesetz, der Satzung, dem Deutschen Corporate Governance Kodex gemäß § 161 Abs. 1 AktG (soweit nicht Abweichungen in der gültigen Entsprechenserklärung offengelegt wurden), dieser Geschäftsordnung und den jeweiligen Anstellungsverträgen. Er arbeitet mit den übrigen Organen der Gesellschaft zum Wohle der Gesellschaft vertrauensvoll zusammen.

1.2           The Management Board shall conduct the Company’s business in accordance with applicable law, the Articles of Association, the German Corporate Governance Code pursuant to Section 161 para. 1 of the German Stock Corporation Act (Aktiengesetz — “AktG”) (unless deviations have been disclosed in the applicable compliance statement), these rules of procedure, and relevant employment contracts. It shall cooperate with the other bodies of the Company, in good faith, in the Company’s best interest.

1.3                     Der Vorstand stellt sicher, dass die Gesellschaft alle Vorschriften des geltenden Rechts ebenso wie die internen Regeln der Gesellschaft und ihrer unmittelbaren und mittelbaren Tochtergesellschaften („Tochtergesellschaften”, gemeinsam mit der Gesellschaft die „VIA optronics Gruppe”) einhält und arbeitet darauf hin, dass auch die Gesellschaften der VIA optronics Gruppe diese Regeln einhalten; ferner gewährleistet der Vorstand ein angemessenes Risikomanagement und eine entsprechende Risikoüberwachung.

1.3           The Management Board shall ensure that all provisions of applicable law and internal policies of the Company and its direct and indirect subsidiaries (“Subsidiaries”, jointly with the Company the “VIA optronics Group”) are complied with by the Company and shall work to achieve their compliance by the VIA optronics Group companies; in addition, it shall ensure appropriate risk management and risk controlling.

2. Mitglieder des Vorstands	2. Members of the Management Board

2.1 Der Vorstand besteht aus einem oder mehreren Mitgliedern.	2.1 The Management Board shall be composed of one or more members.

2.2                     Die Mitglieder des Vorstands tragen gemeinsam die Verantwortung für die gesamte Geschäftsführung. Sie arbeiten kollegial zusammen und unterrichten sich gegenseitig über alle wichtigen Vorgänge und Maßnahmen in ihren Zuständigkeitsbereichen.

2.2           The members of the Management Board shall bear joint responsibility for the Company’s management. They shall work together collegially and shall keep one another informed about all material business transactions and measures adopted in their respective areas of responsibility.

2.3                     Unbeschadet der Gesamtverantwortung aller Vorstandsmitglieder für die Geschäftsführung der Gesellschaft führt jedes Vorstandsmitglied die ihm ggf. durch einen Geschäftsverteilungsplan oder andere Vorstandsbeschlüsse zugewiesenen Bereiche in eigener Verantwortung.

2.3           Notwithstanding the joint responsibility of the Management Board’s members for the management of the Company, each Board member shall be individually responsible for the areas allocated to him in connection with an Organization Plan, if applicable, or other resolutions of the Management Board.

3. Geschäftsverteilung	3. Business Responsibility

3.1                     Der Vorstand legt die Geschäftsbereiche der Gesellschaft fest und unterteilt diese in Segmente. Der Vorstand kann im Einvernehmen mit dem Aufsichtsrat die Zuweisung von Verantwortlichkeiten der verschiedenen Mitglieder des Vorstandes für die einzelnen Geschäftsbereiche beschließen, indem er einen Geschäftsverteilungsplan aufstellt.

3.1           The Management Board shall determine the Company’s business areas and combine them into segments. The Management Board can in mutual cooperation with the supervisory board determine the allocation of responsibilities for business areas and segments to the various members of the Management Board through an Organization Plan (Geschäftsverteilungsplan).

3.2                     Jeder Beschluss über die Verabschiedung, die Änderung oder die Aufhebung des Geschäftsverteilungsplans muss einstimmig ergehen. Wenn ein einstimmiger Beschluss des Vorstandes nicht gefasst werden kann, so hat der Aufsichtsrat die Entscheidung zu treffen. Der Aufsichtsrat ist umgehend über die Verabschiedung, die Änderung oder die Aufhebung eines Geschäftsverteilungsplans zu unterrichten.

3.2              Any resolution on the enactment, any amendments or the revocation of the Organization Plan (Geschäftsverteilungsplan) shall require the approval of all members of the Management Board. If a unanimous decision of the Management Board cannot be reached, the Supervisory Board shall make the decision instead. The Supervisory Board shall be informed immediately about any Organization Plan and any amendment to it or its revocation.

4. Rechte und Pflichten der Vorstandsmitglieder	4. Rights and Obligations of the Members of the Management Board

Soweit der Vorstand einen Geschäftsverteilungsplan erlässt, finden die nachfolgenden Regelungen dieser Ziffer 4 Anwendung.	In case the Management Board adopts an Organization Plan this Section 4 shall apply.

4.1 Die Verantwortlichkeit jedes einzelnen Vorstandsmitglieds wird durch den Geschäftsverteilungsplan festgelegt.	4.1 The responsibilities of the individual members of the Management Board shall be determined by the Organization Plan (Geschäftsverteilungsplan).

4.2 Die Verantwortlichkeit jedes einzelnen Vorstandsmitglieds wird durch den Geschäftsverteilungsplan festgelegt.	4.2 The responsibilities of the individual members of the Management Board shall be determined by the Organization Plan (Geschäftsverteilungsplan).

4.3 Die Verantwortlichkeit jedes einzelnen Vorstandsmitglieds wird durch den Geschäftsverteilungsplan festgelegt.	4.3 The responsibilities of the individual members of the Management Board shall be determined by the Organization Plan (Geschäftsverteilungsplan).

4.4                     Jedes Vorstandsmitglied ist verpflichtet, bei schwerwiegenden Bedenken bezüglich einer Angelegenheit eines anderen Ressorts eine Behandlung der Angelegenheit durch den gesamten Vorstand herbeizuführen, sofern die Bedenken nicht durch eine Aussprache mit den anderen Vorstandsmitgliedern oder dem Vorstandsvorsitzenden ausgeräumt werden können.

4.4           Each Management Board member shall be obliged, in the event serious concern regarding another business area arises, to ensure that it is discussed by the full Management Board, unless the concerns can be overcome through discussion with the other board members or the chairman of the Management Board.

4.5                     Jedes Vorstandsmitglied kann von den übrigen Vorstandsmitgliedern jederzeit Informationen über Angelegenheiten einfordern, welche in deren Verantwortungsbereich fallen. Der Vorstand ist in regelmäßigen Abständen von dem im Einzelfall verantwortlichen Vorstandsmitglied über Entwicklungen in dem jeweiligen Geschäftsbereich und Segment zu unterrichten. Soweit Maßnahmen und Geschäftsaktivitäten aus dem Verantwortungsbereich eines Vorstandsmitglieds den Verantwortungsbereich eines anderen Vorstandsmitglieds wesentlich berühren, haben sich die zuständigen Vorstandsmitglieder im Voraus abzustimmen.

4.5           Each Management Board member shall, at any time, be entitled to demand information from the other members of the Management Board on individual matters relating to the areas for which they bear responsibility. The Management Board shall be regularly informed about developments in the individual business areas and segments by the respective board members. Insofar as the measures and business activities from the area of responsibility of one board member also substantially affect the area of responsibility of another board member, the board members in charge of these areas shall consult one another in advance.

4.6                     Jedes Vorstandsmitglied kann verlangen, dass Maßnahmen oder Geschäfte aus dem Verantwortungsbereich eines anderen Vorstandsmitglieds, die seinen Verantwortungsbereich wesentlich berühren, eines Vorstandsbeschlusses bedürfen.

4.6           Each Board member whose area of responsibility is substantially affected by the measures or business activities of a member of the Board with another area of responsibility, may request a resolution by the Management Board.

4.7                     Die Vorstandsmitglieder sind gemeinschaftlich dafür verantwortlich, dass der Aufsichtsrat angemessen unterrichtet wird. Der Vorstand hat den Aufsichtsrat in regelmäßigen Abständen rechtzeitig und umfassend über alle Angelegenheiten der Gesellschaft im Zusammenhang mit der Planung, der Geschäftsentwicklung, der Risikosituation, dem Risikomanagement und der Einhaltung von § 90 AktG zu unterrichten. Der Vorstand soll Abweichungen des

4.7           The members of the Management Board are jointly responsible for providing sufficient information to the Supervisory Board. The Management Board shall regularly inform the Supervisory Board, comprehensively and without delay, of all material issues to the Company with regard to planning, business development, risk situation, risk management and compliance in accordance with Section 90 AktG. The Management Board shall point out deviations of the actual business

Geschäftsbetriebs von den zuvor formulierten Plänen und Zielen und die Ursachen hierfür herausarbeiten sowie Vorschläge für geeignete Gegenmaßnahmen machen.	development from previously formulated plans and targets, and indicate the reasons therefore and make suggestions for any counter-measures to be taken.

5. Zustimmungsbedürftige Geschäfte (Gesamtvorstand)	5. Transactions Requiring Approval of the Management Board

Neben Geschäften, welche bereits von Gesetzes wegen, aufgrund der Satzung oder nach dieser Geschäftsordnung eines Vorstandsbeschlusses bedürfen, sind folgende Maßnahmen nur auf der Grundlage eines Beschlusses des Gesamtvorstands durchzuführen:

In addition to transactions for which a resolution adopted by the Management Board is required by law, by the Articles of Association or by these rules of procedure, the following matters shall require a resolution adopted by the Management Board:

5.1                     die Erstellung der Berichte des Vorstands zur Information des Aufsichtsrats (Ziffer 8.1 dieser Geschäftsordnung) und der viertel- und halbjährlichen Berichte, welche aufgrund des einschlägigen Kapitalmarktrechts zu erstellen sind;

5.1                     the preparation of the Management Board’s reporting to inform the Supervisory Board (Section 8.1 of these rules of procedure) and of the quarterly and semi-annual reports as required by the applicable capital market laws;

5.2                     grundlegende Organisationsmaßnahmen wie etwa der Abschluss oder die Änderung von Unternehmensverträgen (§§ 291 ff. AktG), Umwandlungsmaßnahmen im Sinne des Umwandlungsgesetzes, die Veräußerung oder Akquisition wesentlicher Unternehmensteile sowie Angelegenheiten der Strategie- und Geschäftsplanung im Sinne des § 90 Abs. 1 Nr. 1 AktG;

5.2                     fundamental organisational measures, such as the conclusion of or amendment to company transfer agreements (Section 291 et seqq. AktG), transformation measures within the meaning of the German Transformation of Companies Act (Umwandlungsgesetz), sale or acquisition of material company assets as well as issues of strategy and business planning as set out in Section 90 para. 1 no. 1 AktG;

5.3 Maßnahmen im Zusammenhang mit der Implementierung und der Kontrolle eines Überwachungssystems im Sinne von § 91 Abs. 2 AktG;	5.3 measures related to the implementation and controlling of a monitoring system as described in Section 91 para. 2 AktG;

5.4 die Abgabe der Entsprechenserklärung gemäß § 161 Abs. 1 AktG;	5.4 the issuance of the compliance statement pursuant to Section 161 para. 1 AktG;

5.5                     die Aufstellung des Konzern- und Jahresabschlusses (einschließlich des Lageberichts) sowie vergleichbarer Berichte, welche die Gesellschaft freiwillig oder aufgrund kapitalmarktrechtlicher Bestimmungen veröffentlicht;

5.5                     the preparation of the consolidated and unconsolidated financial statements (including the management report on the Company’s business situation) as well as comparable reports issued by the Company voluntarily or based upon capital market rules;

5.6 Einberufungen der Hauptversammlung sowie Anfragen und Beschlussvorschläge des Vorstands, welche in der Hauptversammlung behandelt und über welche abgestimmt werden soll; oder	5.6 convening of the general shareholders’ meeting and the Management Board’s requests and proposals for resolutions to be dealt with and voted on therein; or

5.7 Angelegenheiten, deren Beschlussfassung der Vorstandsvorsitzende oder zwei Vorstandsmitglieder verlangt haben.	5.7 matters with respect to which the Chairman or any two members of the Management Board have requested a resolution by the Management Board.

6. Vorsitzender des Vorstands	6. Chairman of the Management Board

6.1                     Der Aufsichtsrat kann ein Mitglied des Vorstands zum Vorsitzenden ernennen. Ist ein Mitglied des Vorstands zum Vorsitzenden des Vorstands ernannt worden, finden die folgenden Regelungen in diesem § 6 Anwendung.

6.1 The Supervisory Board can appoint one member of the management board as chairman. In case a chairman of the management board has been appointed the following rules in this Section 6 shall apply.

6.2                     Die Koordination von Segmenten mit sich überschneidenden Aufgabenbereichen obliegt dem Vorstandsvorsitzenden. Der Vorstandsvorsitzende wirkt darauf hin, dass sich die Geschäftsführung einheitlich an den durch die Beschlussfassung des Vorstands definierten Zielen orientiert. Er ist berechtigt, von den übrigen Vorstandsmitgliedern jederzeit Informationen über die in ihren jeweiligen Verantwortlichkeitsbereich fallenden Geschäftsangelegenheiten zu verlangen; er kann auch entscheiden, dass er über bestimmte Geschäfte und bestimmte Arten von Geschäften im Voraus informiert wird.

6.2                     Coordination of segments with shared functions shall be incumbent upon the chairman of the Management Board. He shall endeavour to ensure that the conduct of the Company’s business is uniformly oriented towards the objectives established by the resolutions of the Management Board. He is entitled, at any time, to demand information from the members of the Management Board on individual matters relating to the areas for which they bear responsibility and may decide that he shall be informed in advance about certain transactions and certain types of transactions.

6.3                     Der Vorstandsvorsitzende repräsentiert den Vorstand und die Gesellschaft in der Öffentlichkeit, speziell im Umgang mit Behörden, Vereinigungen, Wirtschaftsverbänden und den Medien in Bezug auf Angelegenheiten, welche die Gesellschaft als Ganzes oder aber verschiedene Geschäftsbereiche oder Segmente betreffen, welche in den Verantwortlichkeitsbereich eines anderen Vorstandsmitglieds fallen. Alle Presseveröffentlichungen bedürfen der vorherigen Zustimmung des Vorstandsvorsitzenden.

6.3                     The chairman of the Management Board shall represent the Board and the Company in the public sphere, especially in dealings with authorities, associations, business organizations and the media in matters which concern the Company as a whole or several business areas or segments from the area of responsibility of different Board members. All press statements require prior approval of the chairman of the Management Board.

6.4                     Der Vorstandsvorsitzende koordiniert die Zusammenarbeit zwischen Vorstand und Aufsichtsrat. Er hält stetigen Kontakt mit dem Aufsichtsrat; er ist dafür verantwortlich, dass die gegenüber dem Aufsichtsrat bestehenden Berichtspflichten erfüllt werden und informiert den Aufsichtsratsvorsitzenden umgehend über Geschäfte, die der Zustimmung des Aufsichtsrats bedürfen, speziell über Unzulänglichkeiten im Zusammenhang mit dem gem. § 91 Abs. 2 AktG zu etablierenden Risikomanagementsystem. Alle Mitglieder des Vorstandes

6.4                     The chairman of the Management Board shall organize the Management Board’s cooperation with the Supervisory Board. He shall maintain regular contact with the Supervisory Board; he shall be responsible for reporting duties towards the Supervisory Board being fulfilled and informs the chairman of the Supervisory Board promptly about transactions requiring the approval of the Supervisory Board and especially about any deficiencies arising within the risk management system to be set up by the Management Board pursuant to Section 91 para. 2 AktG. All the members

unterstützen den Vorstandsvorsitzenden bei der Erfüllung seiner Pflichten.	of the Management Board shall support him in fulfilling his duties.

7. Sitzungen und Beschlussfassungen des Vorstands	7. Meetings and Resolutions of the Management Board

7.1                     Der Vorstandsvorsitzende beruft die Vorstandssitzungen ein, er stellt die Tagesordnung zusammen und sitzt den Vorstandssitzungen vor. Der Vorstandsvorsitzende bestimmt die Reihenfolge, in welcher die Tagesordnungspunkte behandelt werden, ebenso wie die Reihenfolge, in der abgestimmt wird. Jedes Vorstandsmitglied hat einen Anspruch darauf, dass die von ihm vorgeschlagenen Angelegenheiten auf die Tagesordnung gesetzt werden. Kann der Vorstandsvorsitzende einer Sitzung nicht beiwohnen, so vertritt ihn das dienstälteste Vorstandsmitglied bei der Vorbereitung, Einberufung und dem Vorsitz der Vorstandssitzung. Soweit kein Mitglied des Vorstands zum Vorsitzenden des Vorstands ernannt worden ist, kann jeder Vorstand eine Vorstandssitzung einberufen.

7.1                     The chairman of the Management Board shall convene Board meetings, establish the agenda and chair the meetings of the Management Board. He shall determine the sequence in which the items on the agenda shall be dealt with, as well as the rules and sequence of voting. Each member of the Management Board shall have the right to demand that any items he may propose be put on the agenda. Should the chairman of the Management Board be unable to attend, the longest-serving member of the Management Board present shall serve as his proxy in preparing, convening and chairing Board meetings. In case no member of the management board has been appointed as chairman, each member of the management board can call a board meeting.

7.2 Der Vorstand soll in zweiwöchigem Abstand zusammenkommen, wenigstens jedoch einmal im Monat. Auf Verlangen eines Vorstandsmitglieds ist eine Vorstandssitzung unverzüglich einzuberufen.	7.2 The Management Board shall meet every two weeks, and at least once each month. Any member of the Management Board can demand the immediate convening of a Board meeting.

7.3                     Der Vorstand ist beschlussfähig, wenn all seine Mitglieder Einladungen zur Vorstandssitzung erhalten haben und mindestens die Hälfte der Mitglieder bei der Beschlussfassung mitwirken. Abwesende Vorstandsmitglieder können an der Beschlussfassung teilnehmen, indem sie ihre Stimme schriftlich, per Telefax, telefonisch oder durch ein anderes gebräuchliches Telekommunikationsmittel übermitteln. Telefonische Stimmabgaben sind schriftlich zu bestätigen. Auch nachträgliche Stimmabgaben gelten als Teilnahme an der Beschlussfassung. Sie sind nur zulässig, wenn der Sitzungsleiter sie zulässt und eine Frist für ihre Abgabe bestimmt.

7.3                     The Management Board shall have a quorum if all its members shall have received invitations to the meeting and at least half of its members shall participate in adopting resolutions. Absent members of the Management Board may participate in adopting resolutions by submitting their written vote to the Chairman prior to or during the Management Board meeting by fax, email, telephone, or any other customary means of telecommunication; votes cast by telephone shall be confirmed in written form. Subsequently submitted votes also count toward participation in the adoption of resolutions. They are only admissible if the person chairing the meeting allows them and sets a deadline for their submission.

7.4                     Außerhalb von Sitzungen können Beschlüsse im Umlaufverfahren oder in anderer Weise (zum Beispiel durch telefonische Stimmabgabe oder Stimmabgabe mittels sonstiger Telekommunikationsmittel, einschließlich

7.4                     Resolutions may be adopted outside meetings either by circulating the documents or in any other form (e.g., by casting of votes by telephone, via video conferencing or via other means of telecommunication (including email)).

E-Mail) gefasst werden. Soweit ein Vorstandsmitglied an solchen Beschlussfassungen nicht teilgenommen hat, ist es unverzüglich über die gefassten Beschlüsse zu unterrichten.	Insofar as a member of the Management Board has not participated in adopting such resolutions, he shall be informed immediately about the resolutions adopted.

7.5                     Der Vorstand hat sich bei der Beschlussfassung nach Kräften um Einstimmigkeit zu bemühen. Ist Einstimmigkeit nicht zu erzielen, so beschließt der Vorstand, soweit nicht durch Satzung oder Gesetz andere Mehrheiten vorgeschrieben sind, mit einfacher Mehrheit der an der Beschlussfassung teilnehmenden Vorstandsmitglieder. Bei Stimmengleichheit gibt die Stimme des Vorstandsvorsitzenden den Ausschlag.

7.5                     The Management Board shall do everything in its power to ensure that its resolutions are adopted unanimously. Should unanimity not be achievable, a simple majority of the members of the Board participating in the vote may adopt resolutions, unless otherwise prescribed by the Articles of Association or by law. In the case of a tie, the chairman of the Management Board shall have a second, tie-breaking vote.

7.6                     Über die Sitzungen des Vorstands ist Protokoll in deutscher und/oder englischer Sprache zu führen, das vom Sitzungsleiter und Protokollführer zu unterzeichnen ist. Eine Abschrift dieses Protokolls ist allen Vorstandsmitgliedern unverzüglich zuzuleiten.

7.6                     Minutes shall be kept of the meetings of the Management Board in the German and/or in the English language and signed by the chairman of the meeting and the person taking down the minutes. A copy of these minutes shall be sent immediately to all members of the Management Board.

8. Informationen für den Aufsichtsrat	8. Information for the Supervisory Board

8.1                     Der Vorstand hat, ungeachtet § 90 AktG, Ziffer 4.5 und Ziffer 6.4 dieser Geschäftsordnung sowie Ziffer 3 des Deutschen Corporate Governance Kodex, dem Aufsichtsrat alle Informationen zur Verfügung zu stellen, die für die Bewertung der wirtschaftlichen und finanziellen Situation der VIA optronics Gruppe von Bedeutung sind. Dies umfasst insbesondere die folgenden Informationen:

8.1                     Notwithstanding the provisions in § 90 AktG, Section 4.5 and Section 6.4 of these rules of procedure and of Section 3 of the German Corporate Governance Code The Management Board shall,  report to the Supervisory Board on information which is of significance for assessing the economic and financial situation of the VIA optronics Group. This includes in particular the following information:

(a)                       Zu jeder Aufsichtsratssitzung, spätestens 30 Tage nach dem Ende eines Quartals, Quartalsberichte der Gesellschaft und der Tochtergesellschaften, bestehend aus Bilanz, Gewinn- und Verlustrechnung, Kapitalflussrechnung und Zwölf-Monats-Prognose. Die Bilanz und GuV der Gesellschaft und der Tochtergesellschaften sind aus dem Finanzwesen der Gesellschaft abgeleitet werden. Konsolidierte Daten sowie ein Soll-Ist-Vergleich soll zur Verfügung gestellt werden. Soweit für die Bewertung der aktuellen Situation kann der Aufsichtsrat Vorlage der wichtigsten Finanzkennzahlen sowie einen Vergleich zum entsprechenden

(a)                       To all Supervisory Board meetings, at least 30 days after the end of every quarter, quarterly status reports of the Company and its Subsidiaries, which comprise of a balance sheet, a profit and loss account and a cash flow account together with a twelve month rolling forecast shall be available. The Company and the Subsidiaries P&L and balance data shall be derived out of the financial systems of the Company. Consolidated data shall be available as well as budget vs. actual comparisons. In case it is necessary for the evaluation of the current situation, the Supervisory Board can request key financial figures and comparisons with the period of the preceding year.

Zeitraum aus dem vorangegangen Jahr verlangen.

(b)                       In den Zeiträumen zwischen den Quartalen sind auf Verlangen des Aufsichtsrats monatliche GuV, Bilanzen und Kapitalflussprognose innerhalb von 14 Tagen vorzulegen. Dabei sind die Berichte aus dem Finanzwesen der Gesellschaft zu verwenden.

(b)                       Upon request, at any time in between the quarters, monthly P&L, balance sheets and cash flow forecast shall be made available within 14 days. Reports out of the Company’s financial systems shall be used.

(c)                        Spätestens 45 Tage vor Beginn des nächsten Geschäftsjahres ist das monatliche Budget für die VIA optronics Gruppe auf konsolidierter Basis für die nächsten zwei Geschäftsjahre sowie eine mittelfristige Planung für die jeweils folgenden drei Geschäftsjahre auf jährlicher Basis vorgelegt werden.

(c)                        A budget of the VIA optronics Group prepared monthly on a consolidated basis for the actual next two financial years and a medium-term plan for the respective following three financial years on an annual basis shall be made available no later than 45 days prior to the next financial year.

(d)                       Innerhalb von 90 Tagen nach Ende eine Geschäftsjahres ist der ungeprüfte konsolidierte Jahresabschluss der Gesellschaft und innerhalb weiterer 90 Tage der geprüfte konsolidierte Jahresabschluss der Gesellschaft vorzulegen.

(d)                       The unaudited consolidated financial statements of the Company within 90 days of the financial year end and within further 90 days audited consolidated financial statements of the Company shall be available.

(e) Unverzüglich nach Bekanntwerden ist ein Bericht über die wesentlichen Ereignisse, die eine wesentlich nachteilige Auswirkung auf das Geschäfts der Gesellschaft haben, vorzulegen.	(e) A report on material facts, which have a material detrimental effect on the Company’s business, without undue delay after they have become known.

Die zuvor genannten Berichte sind jedem Mitglied des Aufsichtsrats schriftlich oder per Email zu übersenden.	The above reports must be sent to each member of the Supervisory Board in writing or by email.

8.2                     Bevor Entscheidungen von wesentlicher Bedeutung für die weitere Entwicklung der VIA optronics Gruppe getroffen werden, ist — ungeachtet etwaiger Zustimmungserfordernisse, die im Einzelfall bestehen — der Aufsichtsrat rechtzeitig zu konsultieren, Dies gilt insbesondere für Entscheidungen die über die täglichen Geschäftsaktivitäten hinausgehen und in der dem Aufsichtsrat bekannten betrieblichen Planung enthalten sind.

8.2                     Before decisions are made which are of material importance for the further development of the VIA optronics Group, the Management Board must — notwithstanding the consent provisions that may exist in the individual case — consult the Supervisory Board in good time. This shall in particular apply to decisions, which go beyond the scope of the day-to-day business operations and are not contained in the corporate planning known to the Supervisory Board.

8.3 Der Aufsichtsrat kann jederzeit vom Vorstand die Vorlage von Berichten über die Geschehnisse der VIA optronics Gruppe verlangen, insbesondere über	8.3 The Supervisory Board may at any time demand from the Management Board to provide reports on the affairs of the VIA optronics Group, in particular about

Fragen der Geschäftspolitik, der Verkaufsentwicklungen, der finanziellen Situation, der Gewinnerwartung und der Liquidität. Die Mitglieder des Vorstands sind verpflichtet, die verlangten Informationen und die Bücher und Unterlagen der Gesellschaft zur Verfügung zu stellen, so dass der Aufsichtsrat diese selbst prüfen kann oder durch einen zur beruflichen Verschwiegenheit verpflichteten Experten prüfen zu lassen.

questions of business policy, about the development of sales, the financial situation, the profit prospects and about the liquidity. The members of the Management Board are obliged to give the information demanded and to disclose the books and documents of the Company so that the Supervisory Board can audit them itself or can have them audited by an expert who is bound to professional duty of confidentiality.

8.4                     Dem Aufsichtsrat ist Zugang zu den Büros und alle Informationen und Unterlagen, einschließlich interner Vorstandsdokumente, Geschäftsberichte, Entwicklungsberichte, Vorstandsbriefe, Korrespondenz mit Aktionären, Pressemitteilungen und Veröffentlichen sowie Zugang zum Senior Management zu gewähren.

8.4                     The Supervisory Board is entitled to reasonable access to facilities and to all information and materials, including all internal management documents, reports of operations, reports of adverse developments, management letters, communications with shareholders, and press releases and registration statements, as well as access to all senior managers.

8.5 Der Aufsichtsrat ist unverzüglich über Kaufangebote (indikative oder sonstige) betreffend die Aktien oder die Vermögensgegenstände der Gesellschaft.	8.5 The Supervisory Board has to be informed immediately of any offer to purchase the Company indicative or otherwise, its assets or any of its share capital.

9. Finanzplanung und Jahresbudget, Zustimmungsbedürftige Geschäfte (Aufsichtsrat)	9. Financial Planning and the Annual Budget, Transactions Requiring Approval of the Supervisory Board

9.1                     Der Vorstand hat dem Aufsichtsrat die in Ziffer 8.1(c) vereinbarten betrieblichen Planungen und Budgets für die VIA optronics Gruppe bis spätestens 30 Tage vor Beginn des neuen Geschäftsjahres zur Zustimmung vorzulegen. Die wesentlichen Annahmen, auf denen die Planungen nach Ziffer 8.1(c) beruhen, und weitere wesentliche Grundlagen für die Planungen sind anzugeben und erforderlichenfalls im Detail zu erläutern.

9.1                     The Management Board must submit the corporate plans and budgets stipulated in Section 8.1(c) for the VIA optronics Group to the Supervisory Board by no later than 30 days prior to the beginning of the new financial year in order for them to be passed. The material assumptions upon which the plans under Section 8.1(c) are based and other material bases for the planning must be stated and, as the case may require, be explained in further detail.

9.2                     Neben Geschäften, welche bereits von Gesetzes wegen, aufgrund einer unmittelbar geltenden Richtlinie oder Verordnung,  aufgrund der Satzung oder nach dieser Geschäftsordnung der Zustimmung des Aufsichtsrates bedürfen, sind insbesondere folgende Geschäfte nur mit Zustimmung des Aufsichtsrates durchzuführen:

9.2                     Apart from transactions which must be approved by the Supervisory Board under a directly applicable directive or regulation or applicable law or the Articles of Association, in particular the following transactions to be undertaken by the Company require the prior approval of the Supervisory Board:

(a) alle wesentlichen Änderungen der Geschäftsstrategie;	(a) any material changes to the business strategy;

(b) die Genehmigung des Budgets, einschließlich des Betriebs- und	(b) the approval of the budget, including the operational and investment

Investitionsbudgets sowie des zugehörigen Finanzierungsplans;	budget as well as the related financing plan;

(c) Ausgaben oder Investitionen (einschließlich Leasingverträgen), die jeweils einen Betrag von €1.000.000 übersteigen, und Investitionen, deren Gesamtbetrag €2.000.000 pro Geschäftsjahr übersteigen;

(c)                        capital expenditures or investments (including leasing agreements) exceeding €1,000,000 for a single investment, and investments where the total amount of the investments exceeds €2,000,000 per financial year;

(d)                       den Kauf oder Verkauf von Immobilien oder Gesellschaften oder den Kauf, Verkauf, die Schaffung, die Erweiterung, die Reduzierung oder die Einstellung von Geschäftstätigkeiten, einschließlich materieller oder immaterieller Vermögenswerte, wenn der maßgebliche Preis oder Wert jeweils €1.000.000 übersteigt;

(d)                       the purchase or sale of real estate or legal entities or the purchase, sale, creation, extension, reduction or termination of business activities, including tangible or intangible assets, where the relevant price or value, in each case, exceeds €1,000,000;

(e) M&A-Aktivitäten, einschließlich des Erwerbs oder der Veräußerung von Unternehmen, Aktien oder Wertpapieren;	(e) M&A activities, including the acquisition or sale of businesses, shares or securities;

(f)                         die Durchführung oder Änderung einer Vereinbarung über oder in Bezug auf die Aufnahme von Krediten, die Vergabe von Darlehen, versicherungstechnischen Garantien oder Bürgschaften oder der Übernahme ähnlicher Verbindlichkeiten außerhalb des normalen Geschäftsbetriebs, wenn sie jeweils den Betrag von €1.000.000 übersteigen;

(f)                         execution or amendment of an agreement for or relating to borrowing, lending, underwriting guarantees or suretyships or assuming similar liabilities outside the ordinary course of business where each amount exceeds €1,000,000;

(g) der Abschluss oder die Änderung von Kreditverträgen über €2.000.000 oder die Verlängerung bestehender Kreditlinien um mehr als €2.000.000;	(g) the conclusion or amendment of credit agreements exceeding €2,000,000 or the extension of existing credit lines by more than €2,000,000;

(h)                       der Abschluss oder die Änderung eines Operating-Leasing-, Erbbaurechts- oder Mietvertrages über Grundstücke, Gebäude oder ähnliche Gegenstände, wenn die mit diesem Vertrag verbundenen Verpflichtungen €500.000 pro Jahr übersteigen;

(h)                       the conclusion or amendment of an operating lease, land lease or rental agreement in relation to real estate, buildings or similar objects, if the obligations associated with such agreement exceed €500,000 per year;

(i) Ausgaben oder Investitionen, die jeweils mehr als €1.000.000 betragen;	(i) expenditures or capital investments exceeding €1,000,000 in each case;

(j) jede wesentliche Änderung oder Ergänzung des Verhaltenskodex;	(j) any material change or amendment to the code of conduct;

(k) die Einführung von Pensionsplänen sowie die Verpflichtung und Zahlung von Pensionen;	(k) the adoption of pension plans and the commitment to and payment of pensions;

(l)                           die Einstellung von Führungskräften und Mitarbeitern mit einem festen Jahresgehalt von mehr als €260.000 sowie die Einstellung von Personal, wenn die Anzahl der Neueinstellungen 5% der für das jeweilige Geschäftsjahr geplanten Vollzeitkräfte (nach Mitarbeiterzahl) übersteigt;

(l)                           the hiring of executives and employees with a fixed annual salary exceeding € 260,000, as well as hiring personnel if the number of new hires exceeds 5% of the budgeted full time workforce (by headcount) for the respective financial year;

(m)                   der Abschluss oder die Änderung von Geschäften zwischen der Gesellschaft und einem Mitglied des Vorstands sowie mit einem Mitglied des Vorstands verbundenen Personen oder Unternehmen, einschließlich der Angehörigen dieser Personen im Sinne von § 15 Abgabenordnung;

(m)                   the conclusion or amendment of transactions between the company and any member of the management board, as well as persons or companies associated with a member of the management board, including relatives of the aforesaid persons within the meaning of Section 15 of the German Tax Code (Abgabenordnung);

(n) der Verkauf, die Veräußerung oder die Lizenzierung von materiellen geistigen Eigentumsrechten außerhalb des normalen Geschäftsbetriebs des Unternehmens;	(n) the sale, disposal or licensing of material intellectual property rights outside the company’s ordinary course of business;

(o)                       der Abschluss, die Änderung oder die Beendigung von Vereinbarungen über risikoreiche Finanzgeschäfte wie Swaps, Optionen, Terminkäufe oder -verkäufe, Futures und andere Finanzderivate und Kombinationen derselben; und

(o)                       the conclusion, amendment or termination of agreements concerning risky financial transactions such as swaps, options, forward sales or purchases, futures and other financial derivatives and combinations thereof; and

(p) die Schaffung, Änderung oder Beendigung von Mitarbeiter-Aktienoptionsprogrammen oder virtuellen Phantom-Stock-Optionsprogrammen oder sonstigen Bonus- oder Incentive-Plänen für Mitarbeiter.	(p) the creation, amendment or termination of employee stock option programs or virtual phantom stock option programs or any other bonus or incentive plans for employees.

10. Wettbewerbsverbot, Interessenkonflikt	10. Non-Compete, Conflicts of Interest

10.1 Die Vorstandsmitglieder unterliegen nach Maßgabe ihrer jeweiligen	10.1 Subject to their respective service agreements, the members of the

Anstellungsverträge, einem Wettbewerbsverbot.	Management Board are under a non-competition obligation.

10.2              Die Vorstandsmitglieder bedürfen zur Ausübung von Nebentätigkeiten der Zustimmung des Aufsichtsrats, insbesondere zur Übernahme von Aufsichtsrats-, Beirats- und ähnlichen Mandaten sowie zum Eintritt in die Geschäftsleitung eines anderen Unternehmens.

10.2              The members of the Management Board require the approval of the Supervisory Board for accepting other positions or assignments, especially seats on supervisory, advisory and similar boards, as well as assuming an executive position at another company.

10.3 Jedes Vorstandsmitglied hat Interessenkonflikte unverzüglich gegenüber dem Aufsichtsrat offenzulegen und die anderen Vorstandsmitglieder hiervon zu informieren.	10.3 Each member of the Management Board shall disclose conflicts of interest immediately to the Supervisory Board and inform the other members of the Management Board.

10.4              Jedes Geschäft, welches die Gesellschaft mit einem Vorstandsmitglied oder mit einem Vorstandsmitglied nahestehenden Personen oder Gesellschaften abschließt, muss den einschlägigen branchentypischen Standards entsprechen. Jedes dieser Geschäfte bedarf der Zustimmung des Aufsichtsrats.

10.4              Any transaction between the Company and any member of the Management Board, as well as persons or companies associated with a member of the Management Board, must comply with standards customary in the sector. Any such transaction requires the approval of the Supervisory Board.

11. Inkrafttreten und maßgebliche Sprache	11. Effective Date and Prevailing Language

11.1              Diese Geschäftsordnung tritt am Tag des Aufsichtsratsbeschlusses in Kraft, mit dem über sie Beschluss gefasst wird, und gilt solange, bis sie durch den Aufsichtsrat verändert oder widerrufen wird.

11.1              The rules of procedure shall be effective as of the date of the Supervisory Board resolution by which they are implemented and shall remain in force until amended or abolished by the Supervisory Board.

11.2 Im Falle von Unstimmigkeiten zwischen der deutschen und der englischen Fassung dieser Geschäftsordnung hat die englische Fassung Vorrang.	11.2 In case of discrepancies between the German and the English version of these rules of procedure the English version shall prevail.

Annex 1

Geschäftsverteilungsplan für den Vorstand der VIA optronics AG	Schedule of Responsibilities for the Management Board of VIA optronics AG
- Gültig ab 25. Juli 2019 -	- Effective as of 25 July 2019 -

Jürgen Eichner Vorstandsvorsitzender (CEO)	Juergen Eichner Chief Executive Officer (CEO)

1. Marketing und Beschaffung	1. Marketing and Sourcing
2. Absatz und Vertrieb	2. Sales and Operations
3. Forschung und Entwicklung	3. Research and Development
4. Technologie	4. Technology
5. Produktion	5. Production
6. Personalwesen	6. Human Resources
7. Informationstechnik	7. Information Technology
8. Qualitätsmanagement	8. Quality Management

Daniel Jürgens Finanzvorstand (CFO)	Daniel Juergens Chief Financial Officer (CFO)

1. Rechnungswesen	1. Accounting
2. Controlling / Rechnungsprüfung	2. Controlling
3. Recht	3. Legal